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                                                                    EXHIBIT 28.2


             [PMFI PERPETUAL MIDWEST FINANCIAL, INC. LETTERHEAD]





FOR IMMEDIATE RELEASE


                                              DATE: January 17, 1997
                                              CONTACT:  Rick L. Brown, CFO
                                                at (319) 369-5601


                        PERPETUAL MIDWEST FINANCIAL, INC



CEDAR RAPIDS, IOWA ------


Perpetual Midwest Financial, Inc., parent company of Perpetual Savings Bank, FSB, announced that the Corporation will pay a cash dividend of $0.075 (seven and one-half cents) per share of outstanding common stock. The dividend will be payable on February 19, 1997 to shareholders of record on January 31, 1997.

Perpetual Savings Bank, FSB serves Linn and Johnson counties through its four full service offices in Cedar Rapids and one office located in Iowa City, Iowa.

The Corporation's stock is traded on the NASDAQ National Market under the symbol "PMFI".


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